Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Netcapital Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(3)	3,754,105 (2)	$0.1237	(3)	$464,382.79	$0.0001476	$68.55
Total Offering Amount						$464,382.79		$68.55
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$68.55

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $0.001 par value per share (the “Common Stock”) of Netcapital Inc. (the “Registrant”), which become issuable under the 2023 Plan (as defined below) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.
(2)	Represents 3,154,105 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2023 Omnibus Equity Incentive Plan, as amended (the “Plan”) on May 1, 2024 pursuant to an “evergreen” provision contained in the 2023 Plan which provides for increase in the aggregate number of shares reserved for awards under the Plan, commencing on May 1, 2024, and ending on (and including) May 1, 2033 (each an “Increase Date”), in an amount equal to five (5%) of the total number of shares of Common Stock on a fully diluted basis outstanding on April 30 of the preceding calendar year; provided that, the board of directors of the Registrant may act prior to any Increase Date to provide that there will be no increase for such year or that the increase for such year will be a lesser number of shares than provided in the Plan. In addition, the Company is registering an additional 600,000 share in respect of shares issued under the Plan that are forfeit or expire are available for future grants of awards under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market on May 6, 2024, which was $0.1237 per share.